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                                                                   EXHIBIT 99(a)


                                     PRESS
                                     RELEASE

                                     CONTACT: Mike Paquette
                                     (603) 640-2205


                       WHITE MOUNTAINS RECEIVES FAVORABLE
                     TAX RULING REGARDING SALE OF SUBSIDIARY

HAMILTON, Bermuda, October 20, 2000 - White Mountains announced today that it has received a favorable tax ruling from the Internal Revenue Service regarding issues related to its 1991 sale of Fireman's Fund Insurance Company to Allianz of America, Inc.

Since that sale, the Company has carried a reserve with respect to those issues. In September 2000, the Company was informed that the Internal Revenue Service would agree with the position taken by White Mountains. On October 19, 2000, the Company received the Technical Advice Memorandum from the Internal Revenue Service's National Office confirming this conclusion. As a result, the Company will release a $95 million reserve in its 2000 third quarter financial statements.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.


               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

This press release may contain forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers,
(ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position, and (iv) loss reserves established by White Mountains subsequently proving to have been inadequate.


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CORPORATE HEADQUARTERS:                     EXECUTIVE OFFICES:
White Mountains Insurance Group, Ltd.       White Mountains Insurance Group, Ltd.
12 Church Street, Suite 322                 80 South Main Street, Hanover,  NH   03755
Hamilton,  HM 11   Bermuda                  Ph:  603-643-1567   *   Fax:  603-643-4562
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White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White
Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.
















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
CORPORATE HEADQUARTERS:                     EXECUTIVE OFFICES:
White Mountains Insurance Group, Ltd.       White Mountains Insurance Group, Ltd.
12 Church Street, Suite 322                 80 South Main Street, Hanover,  NH   03755
Hamilton,  HM 11   Bermuda                  Ph:  603-643-1567   *   Fax:  603-643-4562
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